Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

REVOLVING CREDIT AGREEMENT
dated as of
July 16, 2026
among
ROCKET COMPANIES, INC.,
as Borrower,
The Guarantors Party Hereto
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.
GOLDMAN SACHS BANK USA
MORGAN STANLEY SENIOR FUNDING, INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.,
as Bookrunner

JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A.,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.
and
WELLS FARGO BANK, N.A.,
as Co-Syndication Agents

ARC FUNDING 1 TRUST
BANCO SANTANDER, S.A., NEW YORK BRANCH
CITIBANK, N.A.
MIZUHO BANK, LTD.
and
ROYAL BANK OF CANADA,
as Co-Documentation Agents

TABLE OF CONTENTS

i

SCHEDULES:
Schedule 2.01 – Commitments
Schedule 3.06 – Disclosed Matters
Schedule 3.17 – Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.08 – Existing Transactions with Affiliates

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – [Reserved]
Exhibit C – Form of Guarantor Supplement
Exhibit D – [Reserved]
Exhibit E-1 – U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of July 16, 2026, among ROCKET COMPANIES, INC., a Delaware corporation (the “Borrower”), the GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Debt” means Indebtedness of a Person existing at the time the Person merges with or into a the Borrower or a Subsidiary or becomes a Subsidiary and not incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Subsidiary.
“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to ARC Funding 1 Trust or Atlas SP Securities (collectively, “Atlas”), Affiliates shall include any entity administered, advised, sub-advised, serviced or managed by Atlas or any of its Affiliates or by Apollo Global Management, Inc. or any of its Affiliates.
“Agency” means FHA, Fannie Mae, Ginnie Mae, Freddie Mac, RHS or VA, as the context may require.
“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of [***] plus the NYFRB Rate for such day and (iii) the sum of [***] plus the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that for the purpose of this definition, the Term

SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than [***], such rate shall be deemed to be [***] for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or anti-money laundering.
“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Term Benchmark Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Credit Rating:

Level	Credit Rating (S&P / Moody’s / Fitch)	Term Benchmark Spread	ABR Spread	Commitment Fee Rate
I	> BBB / Baa2 / BBB	[***]	[***]	[***]
II	BBB- / Baa3 / BBB-	[***]	[***]	[***]

Level	Credit Rating (S&P / Moody’s / Fitch)	Term Benchmark Spread	ABR Spread	Commitment Fee Rate
III	BB+ / Ba1 / BB+	[***]	[***]	[***]
IV	< BB / Ba2 / BB	[***]	[***]	[***]

For the purposes of the foregoing, (a) the Credit Rating shall be deemed to be (i) Level IV, if the Borrower has no public Credit Rating and (ii) if the Borrower has one public Credit Rating, such Credit Rating, (b) if the Borrower shall maintain a public rating from only two Rating Agencies, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Borrower’s two Credit Ratings shall apply, and (c) if the Borrower shall maintain a public Credit Rating from all three Rating Agencies, if (i) two Credit Ratings are equivalent and the third Credit Rating is lower, the higher Credit Rating shall apply, (ii) two Credit Ratings are equivalent and the third Credit Rating is higher, the lower Credit Rating shall apply and (iii) no Credit Ratings are equivalent, the Credit Rating that is neither the highest nor the lowest Credit Rating shall apply; provided that if the Credit Ratings established or deemed to have been established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise; provided that if any Lenders received interest for any period based on an Applicable Rate that is less than that which would have been applicable had such ratings change been reflected, within five Business Days after receipt of a written demand therefor by the Administrative Agent, the Borrower shall pay to the Administrative Agent for the account of the Lenders the accrued additional interest as a result of such increased Applicable Rate rates; provided, further, that if any Lenders received any amounts for any period based on an Applicable Rate that is greater than that which would have been applicable had such ratings change been reflected, within five Business Days after receipt of a written demand therefor by the Borrower, the Lenders shall pay to the Administrative Agent for the account of the Borrower the excess amounts paid as a result of such decreased Applicable Rate rates, and the Administrative Agent shall promptly distribute such amounts to the Borrower. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Borrower Portal” has the meaning assigned to such term in Section 8.08(a).

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).
“Arrangers” means, individually or collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a

Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bookrunner” means JPMorgan Chase Bank, N.A., in its capacity as bookrunner hereunder.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing” means a Revolving Borrowing.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with any Term Benchmark Borrowing, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States Government or issued by any agency thereof, in each case maturing within [***] or less after the date of the applicable financial statement reporting such amounts, (b) certificates of deposit, time deposits or Term Benchmark time deposits having maturities of [***] or less after the date of the applicable financial statement reporting such amounts, or overnight bank deposits, issued by any well-capitalized commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than [***] with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s or F1 or the equivalent thereof by Fitch and in any case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s or A by Fitch, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b)

of this definition, (g) shares of money market mutual or similar funds or (h) [***] of the unencumbered marketable securities in the Borrower or its Subsidiaries’ accounts.
“Change in Control” means (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to a person other than any of the Permitted Holders or (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than any of the Permitted Holders, of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the board of directors or equivalent governing body of the Borrower.
Notwithstanding the foregoing: (i) the transfer of assets between or among the Borrower and its Subsidiaries shall not itself constitute a Change in Control and (ii) a Person or group shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.
In addition, notwithstanding the foregoing, a transaction in which the Borrower or a parent entity of the Borrower becomes a subsidiary of another Person (such Person, the “New Parent”) shall not constitute a Change in Control if the equity holders of the Borrower or such parent entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the equity interests of the Borrower or such New Parent immediately following the consummation of such transaction.
“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.14.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increases from time to time pursuant to an Increased Commitment Supplement and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that, at no time shall the Revolving Credit Exposure of any Lender exceed its Commitment. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $2,500,000,000 and the initial Commitment of each Lender as of the Effective Date is the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Commitments”.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that (without duplication):
(1)    the net income or loss of any Person that is not a Subsidiary shall be excluded, except to the extent of, in the case of net income, the dividends or other distributions actually paid in cash to the Borrower or any of its Subsidiaries (subject to clause (3) below) by such Person during such period;
(2)    any net income (or loss) of any Person acquired in a pooling of interests transaction shall be excluded for any period prior to the date of such acquisition;
(3)    the net income (but not loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded;
(4)    any net after-tax gains or losses attributable to asset sales or the extinguishment of Indebtedness shall be excluded;

(5)    any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges (including, in each case, any cost or expense related to employment of terminated employees), any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to closing costs, rebranding costs, acquisition integration costs, opening costs, project start-up costs, business optimization costs, recruiting costs, signing, retention or completion bonuses, litigation and arbitration costs, charges, fees and expenses (including settlements), and expenses or charges related to any offering of Equity Interests or debt securities, investment, acquisition, disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including, with respect to the Transactions, any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the Effective Date), in each case, shall be excluded;
(6)    the cumulative effect of a change in accounting principles shall be excluded;
(7)    impairment charges or reversals shall be excluded;
(8)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of Indebtedness, hedging obligations or other derivative instruments shall be excluded;
(9)    any (a) non-cash compensation charge or (b) costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded; and
(10)    to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in net income in a future period).
“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the balance sheet as of the end of the most recent fiscal quarter for which financial statements have been delivered, adjusted on a pro forma basis to reflect any acquisition or dispositions of assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either means a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) such Available Tenor.
“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Borrower, any of its Subsidiaries or any Securitization Entity for the purpose of providing credit support (that is Customary) with respect to any Funding Indebtedness or Permitted Securitization Indebtedness.
“Credit Party” means the Administrative Agent or any Lender.
“Credit Rating” means the public rating that has been most recently announced by a Rating Agency with respect to the corporate family rating or corporate rating of the Borrower.
“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in currency values.
“Customary” means that in the good faith judgment of the Borrower’s senior management, (a) the terms are customary in the market or (b) such terms are not customary but are not materially worse for the Lenders than customary terms.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If Daily Simple SOFR shall be less than the Floor, Daily Simple SOFR shall be deemed to be the Floor for purposes of this Agreement. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt-to-Equity Ratio” means, on any date of determination, the ratio of (1) (x) the aggregate amount of Non-Funding Indebtedness of the Borrower and its Subsidiaries on a consolidated basis on such date of determination less (y) Unrestricted Cash (but excluding in all cases cash proceeds from Indebtedness incurred on the date of determination) of the Borrower and its Subsidiaries to (2) Total Shareholders’ Equity on such date of determination.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are (a) required to be redeemed or redeemable at the option of the holder prior to the Maturity Date for consideration other than Qualified Equity Interests or (b) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change in control” occurring prior to the Maturity Date if those provisions (i) are no more favorable to the holders thereof than to the Lenders under this

Agreement and (ii) specifically state that repurchase or redemption pursuant thereto will not be required prior to any required prepayments under this Agreement.
“Documentation Agents” means ARC Funding 1 Trust, Banco Santander, S.A., New York Branch, Citibank, N.A., Mizuho Bank, LTD. and Royal Bank of Canada, in their capacities as documentation agents hereunder.
“dollars” or “$” refers to lawful money of the United States of America.
“Earnings Credit Agreement” means an agreement among a Lender, the Borrower and the Administrative Agent, in a form acceptable to such parties, which such agreement is expressly identified therein as an “Earnings Credit Agreement” and the relevant Lender as an “ECR Lender”, each for purposes of this Agreement, providing that certain specified earnings generated by such Lender under other arrangements with the Borrower are agreed by the Borrower and such Lender to be the subject of “earnings credits” with respect to payments of interest (as specified therein, but not with respect to principal, fees or other payments owing to such Lender hereunder) to such Lender by the Borrower, all on and subject to the terms and conditions therein. No Earnings Credit Agreement shall affect the rights or obligations of any Credit Party other than such ECR Lender (and in the case of such ECR Lender, solely with respect to the matters referred to therein), and any payments adjusted in accordance with the terms thereof shall be deemed, for purposes of this Agreement and any provision providing for “ratable” or “pro rata” payment or obligation among Lenders (including without limitation Section 2.18), as being made in the amount thereof prior to such adjustment for such earnings credit in accordance with the terms thereof.
“EBITDA” means, for any period, the sum of:
(1)    Consolidated Net Income, plus
(2)    Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus
(3)    to the extent included in calculating Consolidated Net Income and as determined on a consolidated basis for the Borrower and its Subsidiaries in conformity with GAAP:
(A)    income taxes;
(B)    depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect accrued expenses paid or to be paid in another period in cash), less all non-cash items increasing Consolidated Net Income (but excluding any such amortization or non-cash items in respect of Funding Indebtedness);
(C)    all non-recurring losses (and minus all non-recurring gains);
(D)    costs associated with exit and disposal activities incurred in connection with a restructuring as defined in ASC 420-10;

(E)    non-controlling interest income (loss); and
(F)    all losses (and minus all gains) resulting from any change in fair value of Mortgage Servicing Rights due to (i) collection/realization of cash flows in respect of Mortgage Servicing Rights and (ii) changes in model inputs and assumptions; plus
(4)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and pre-opening expenses, plus
(5)    one-time costs associated with commencing Public Company Compliance; minus
(6)    the fair value of Mortgage Servicing Rights capitalized by the Borrower and its Subsidiaries during such period;
provided that, with respect to any Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Subsidiary’s net income was included in calculating Consolidated Net Income.
“ECR Lender” means any Lender that has entered into an Earnings Credit Agreement.
“ECR Lender Account” has the meaning set forth in Section 1.08.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters as they relate to exposure to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a

Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Spread Sale” means any sale in the ordinary course of business and for fair market value of any excess servicing fee spread under any Mortgage Servicing Right.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has meaning assigned to such term in Section 4.01(j).
“Fannie Mae” means the Federal National Mortgage Association or any successor.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“FHA” means the Federal Housing Administration, a subdivision of HUD, or any successor.
“Financeable Assets” means (a) Receivables, (b) Residual Interests, (c) Servicing Advances, (d) Securitization Assets, (e) REO Assets, and (f) to the extent not otherwise included, any assets related thereto that are of the type transferred in connection with securitization transactions involving assets such as, or similar to, such Receivables, Residual Interests, Servicing Advances, Securitization Assets, or REO Assets, as the case may be, including, but not limited to, related Securitization Securities, mortgage related securities and derivatives, other mortgage related receivables or other similar assets, interests in any of the foregoing and any collections or proceeds of any of the foregoing.
“Financial Covenant” has the meaning assigned to such term in Section 6.10.
“Financial Covenant Compliance” means compliance with the Financial Covenant levels set forth in Section 6.10 as of the last day of the most recent fiscal quarter for which financial statements have been delivered, whether or not such Financial Covenant is required to be tested on such date, and on the proposed Borrowing date or on a Transaction Date, as applicable, if such compliance were determined on such date; provided that, with respect to a proposed Borrowing or a Restricted Payment, Tangible Net Worth may be calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered (or as of the last day of the most recent fiscal month for which financial statements are internally available) but adjusted on a pro forma basis to reflect any Restricted Payments made after such quarter end or month end and the Borrower’s good faith estimate of net income after such quarter end or month end.
“Financial Officer” means the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Deputy Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President, the Treasurer or the Secretary of the Borrower.
“Fitch” shall mean Fitch Ratings Inc. (or any successor thereto).
“Fixed Charge Coverage Ratio” means, on any date (the “Transaction Date”), the ratio of
(x)    the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the Transaction Date for which internal financial statements are available (the “Reference Period”) to
(y)    the aggregate Fixed Charges during such Reference Period.
In making the foregoing calculation,

(1)    pro forma effect will be given to any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred during or after the Reference Period to the extent the Indebtedness is outstanding or is to be incurred on the Transaction Date as if the Indebtedness, Disqualified Equity Interests or Preferred Stock had been incurred on the first day of the Reference Period;
(2)    pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Transaction Date had been the applicable rate for the entire Reference Period;
(3)    Fixed Charges related to any Indebtedness, Disqualified Equity Interests or Preferred Stock no longer outstanding or to be repaid or redeemed, defeased or otherwise discharged on the Transaction Date, except for Interest Expense accrued during the Reference Period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) (including under this Agreement) in effect on the Transaction Date, will be excluded;
(4)    pro forma effect will be given to:
(A)    the acquisition or disposition of companies, divisions or lines of businesses or other investments or purchases of Mortgage Servicing Rights or Servicing Advances by the Borrower and its Subsidiaries, including any such action since the beginning of the Reference Period by a Person that became a Subsidiary after the beginning of the Reference Period, and
(B) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Borrower or any Subsidiary following the Transaction Date that have occurred since the beginning of the Reference Period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Reference Period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available. The pro forma calculations shall be made by a responsible accounting officer of the Borrower in good faith based on the information reasonably available to it at the time of such calculation and may include cost savings and operating expense reductions resulting from such investment, acquisition or purchase (whether or not such cost savings or expense reductions would be allowable under Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).
(5)    Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from the applicable events specified in clause (4) above.
“Fixed Charges” means, for any period, the sum of

(1)    Interest Expense (excluding amortization or write-off of deferred financing costs, discounts or premiums) for such period; and
(2)    the product of
(x)    cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Equity Interests or Preferred Stock of the Borrower or a Subsidiary, except for dividends payable in the Borrower’s Qualified Equity Interests or paid to the Borrower or to a Subsidiary, and
(y)    a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Borrower and its Subsidiaries.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt, the initial Floor for the Term SOFR Rate shall be [***].
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.
“Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehousing Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted Securitization Indebtedness, (v) any Permitted Personal Loan Facility Indebtedness and (vi) any Indebtedness of the type set forth in clauses (i) through (v) of this definition that is acquired by the Borrower or any of its Subsidiaries in connection with an acquisition permitted under this Agreement, (vii) Indebtedness under any Credit Enhancement Agreements, (viii) any facility that combines any Indebtedness under clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) of this definition, and (ix) any refinancing of the Indebtedness under clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) of this definition existing on the Effective Date or created thereafter, provided however, solely as of the date of the incurrence of such Funding Indebtedness, the amount of the excess (determined as of the most recent date for which internal financial statements are available), if any, of (1) the amount of any Indebtedness incurred in accordance with this clause (ix) for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect thereto (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (2) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of the covenant restricting incurrence of Indebtedness, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (ix)).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Ginnie Mae” means the Government National Mortgage Association or any successor.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“GSE” means a government sponsored enterprise of the United States of America, including, but not limited to, Fannie Mae, Freddie Mac, Government National Mortgage Association, any Federal Home Loan Bank, and any public or privately owned successor entity to any of the foregoing.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.
“Guarantor” means Rocket Mortgage, LLC, a Michigan limited liability company (“Rocket Mortgage”), Maverick Merger Sub 2, LLC, Redfin Corporation, Nationstar Mortgage Holdings LLC, Harwood Insurance Services, LLC, HomeSelect Settlement Solutions, LLC, Harwood Service Company, LLC, Veripro Solutions LLC, HPC Insurance Agency, LLC, Rocket Mortgage Co-Issuer, Inc., One Mortgage Holdings, LLC and One Reverse Mortgage, LLC and each other Subsidiary of the Borrower which has executed and delivered a Guarantor Supplement pursuant to Section 10.08 (each such Subsidiary, an “Additional Guarantor”), unless and until such time as the respective Subsidiary is released from all of its obligations as a Guarantor hereunder in accordance with Section 10.09.
“Guarantor Supplement” means an appropriately completed Guarantor Supplement substantially in the form of Exhibit C hereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates.
“Highest Owner Tax Amount” means, with respect to all direct or indirect owners of the Borrower and the payment of any Tax Distribution, an amount with respect to the direct or indirect owner receiving the greatest proportionate allocation of taxable income attributable to its direct or indirect ownership of the Borrower and/or any of its Subsidiaries in the applicable tax period (or portion thereof) to which such payment relates (as a result of the application of Section 704(c) of the Code or otherwise) (such owner, the “Reference Owner”), calculated by multiplying (x) the aggregate taxable income allocated to such owner (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code in such applicable taxable period (or portion thereof), by (y) the Hypothetical Tax Rate.
“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency.
“Hypothetical Tax Rate” means the greater of (a) the highest combined marginal U.S. federal, state and local tax rate for an individual resident in Michigan, New York City or California (whichever is higher) and (b) the highest combined marginal U.S. federal, state and local tax rate for a corporation that conducts no activities other than the activities of the Borrower and its Subsidiaries, in each case applicable to income and gain attributable to the Borrower and its Subsidiaries, taking into account (where relevant) the holding period of assets held by the Borrower and its Subsidiaries, the taxable year in which such income or gain is recognized by the Borrower and its Subsidiaries and the character of such income or gain, at the time for U.S. federal income tax purposes.
“Increased Commitment Supplement” means a supplement to this Agreement executed pursuant to the terms of Section 2.21.
“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).
“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.21(a).
“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).
“Indebtedness” means, with respect to any Person, without duplication, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) within 90 days of the date the related goods are delivered or services are rendered, arising in the ordinary course of business, and other than to pay accrued expenses incurred in the ordinary course of business, (c) indebtedness of others secured by a lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (e) Capital Lease Obligations of such Person, (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, (g) indebtedness of others Guaranteed by such Person, (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person, (i) indebtedness of general partnerships of which such Person is a general partner and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument; provided that, for purposes of this definition, the following shall not be included as “Indebtedness”: Excess Spread Sales and liabilities, loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases, Qualified Subordinated Indebtedness, liabilities associated with the Borrower’s or its Subsidiaries’ securitized Home Equity Conversion Mortgage (HECM) loan inventory where such securitization does not meet the GAAP criteria for sale treatment, obligations under Hedging Agreements or transactions for the sale of mortgage loans.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(c).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Interest Expense” means, for any period, (a) the consolidated interest expense of the Borrower and its Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Subsidiaries, without duplication, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements hedging interest rates in respect of Indebtedness for borrowed money (including the amortization of fees), (vii) any of the above expenses with respect to Indebtedness of another

Person Guaranteed by the Borrower or any of its Subsidiaries to the extent paid by the Borrower or any Subsidiary, and (viii) any premiums, fees, discounts, expenses, and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Subsidiary in connection with a Securitization, but (b) excluding any commissions, discounts and other fees and charges, including interest, on Funding Indebtedness or Non-Recourse Indebtedness of the Borrower or its Subsidiaries, as determined on a consolidated basis and in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.
“Interest Period” means (a) with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Liquidity” means, in each case, of the Borrower and its Subsidiaries, (a) Unrestricted Cash, (b) (i) unfunded advance capacity (including under any advance facilities and lines of credit) and (ii) availability under committed and uncommitted Warehousing Facilities and MSR Facilities, in each case solely to the extent such amounts are immediately available to be drawn or funded, and calculated net of all applicable borrowing base limitations, reserves, haircuts, concentration limits, margin requirements, borrowing base deficiencies, overcollateralization requirements and outstanding advances and (c) availability under committed facilities other than the Revolving Facility; provided that no amount shall be included under clauses (b) or (c) if any default, event of default, termination event, amortization event, funding stop, servicer default or similar event exists under the applicable facility or if any condition precedent to funding cannot be satisfied.

“Listed Atlas Assignees” means Atlas Securitized Products Funding 1, L.P., AGF WHCO 2-A2 L.P. and AWLC Holdings 1 L.P..
“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, the promissory notes executed under this Agreement and any agreements entered into in connection with the commercial lending facility made available hereunder by the Borrower with or in favor of the Administrative Agent and/or the Lenders.
“Loan Party” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Change” means any event, development or circumstances that has had or would reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount equal to or exceeding [***] of Tangible Net Worth of the Borrower.
“Maturity Date” means July 16, 2029; provided however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).
“Mortgage Servicing Right” or “MSR” means, with respect to any Person, the right of such Person to receive cash flows in its capacity as servicer of any receivable or pool of receivables, and any interests in such right including, but not limited to, participation certificates or excess fee strips, together with any assets related thereto that are of the type transferred in connection with securitization transactions involving assets such as, or similar to, Mortgage Servicing Rights, and any collections or proceeds thereof, including all contracts and contract rights, security interests, financing statements or other documentation in respect of such Mortgage Servicing Rights, all general intangibles under or arising out of or relating to such Mortgage Servicing Rights, and any guarantees, indemnities, warranties or other obligations in respect of such Mortgage Servicing Rights. For purposes of determining the amount of a Mortgage Servicing Right at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.
“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of purchase facilities, repurchase facilities, early purchase facilities, re-pledge facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender (including, but not limited to, any GSE) or purchaser, in each case, primarily to finance or refinance the purchase, origination, pooling or funding by the Borrower or a Subsidiary, of Mortgage Servicing Rights originated, purchased, or owned by the Borrower or any Subsidiary of the Borrower, including, for the avoidance of doubt, any arrangement secured by Mortgage Servicing Rights or any interest therein held by the Borrower or any Subsidiary.

“MSR Indebtedness” means any Indebtedness secured by MSRs.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Corporate Indebtedness” means, with respect to the Borrower and its Subsidiaries, Non-Funding Indebtedness less Unrestricted Cash.
“Net Indebtedness” means, with respect to the Borrower and its Subsidiaries, Indebtedness less Unrestricted Cash.
“New Lender” has the meaning assigned to such term in Section 2.21(c).

“Non-Funding Indebtedness” means all Indebtedness other than Funding Indebtedness of the Borrower or its Subsidiaries and shall include Indebtedness such as unsecured lines of credit, MSR Indebtedness and unsecured senior notes.
“Non-Recourse Indebtedness” means with respect to any specified Person, Indebtedness that is:
(1)     specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its subsidiaries (other than subject to such customary carve-out matters for which such Person or its subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes);
(2)    advanced to (i) such Person or its subsidiaries that holds investment assets or (ii) any of such Person’s Subsidiaries or group of such Person’s Subsidiaries formed for the sole purpose of acquiring or holding investment assets, in each case, against which a loan is obtained that is made without recourse to, and with no cross-collateralization against, such Person’s or any of such Person’s subsidiaries’ other assets (other than: (A) cross-collateralization against assets which serve as collateral for other Non-Recourse Indebtedness; and (B) subject to such customary carve-out matters for which such Person or its subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or
(3)    specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to such Person or any of its subsidiaries (other than subject to such customary carve-out matters for which such Person or any of its subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder against such Person (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes);
provided that (A) no Non-Recourse Indebtedness shall be secured by Mortgage Servicing Rights, other than Mortgage Servicing Rights acquired with the proceeds of such Non-Recourse Indebtedness, and (B) notwithstanding the foregoing, to the extent that any Non-Recourse Indebtedness is made with recourse to other assets of a Person or its subsidiaries, only that portion of such Non-Recourse Indebtedness that is recourse to such other assets or subsidiaries shall be deemed not to be Non-Recourse Indebtedness.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Loan Parties or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“Officer’s Certificate” means a certificate signed by a Financial Officer.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Expenses” means:
(1)    costs (including all professional fees and expenses) incurred by any direct or indirect parent of the Borrower in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument, including in respect of all financial statements, audits, tax returns, and administration of benefit plans, in each case to the extent that such costs, fees and expenses (after giving effect to any reimbursement thereof from Affiliates of the Borrower) are allocated, consistent with past practice, to the ownership or operation of the Borrower and its Subsidiaries;
(2)    customary indemnification obligations of any direct or indirect parent of the Borrower owing to directors, officers or employees under its charter or by-laws or pursuant to written agreements with any such Person;
(3)    obligations of any direct or indirect parent of the Borrower in respect of customary director and officer insurance (including premiums therefor);
(4)    general corporate overhead expenses, including professional fees and expenses and other operational expenses of any direct or indirect parent of the Borrower, in each case, to the extent that such fees and expenses (after giving effect to any reimbursement thereof from Affiliates of the Borrower) are allocated, consistent with past practice, to the ownership or operation of the Borrower and its Subsidiaries;
(5)    compensation (other than bonuses) to directors, officers and employees of any direct or indirect parent of the Borrower related to services rendered to the Borrower and its Subsidiaries, which compensation is customary and consistent with past practice; and
(6)     expenses incurred by any direct or indirect parent of the Borrower in connection with any public offering or other sale of Equity Interests or Indebtedness of any direct or indirect parent of the Borrower, (x) where the net proceeds of such offering or sale are received by or contributed to the Borrower or a Subsidiary, (y) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or (z) otherwise on an interim basis prior to completion of such offering so long as such direct or indirect parent of the Borrower shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary out of the proceeds of such offering promptly if completed.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Patriot Act” has the meaning assigned to such term in Section 9.16.
“Payment” has the meaning assigned to such term in Section 8.06(c).
“Payment Notice” has the meaning assigned to such term in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Business” means any of the businesses in which the Borrower and its Subsidiaries are engaged on the Effective Date, and any business reasonably related, incidental, complementary or ancillary thereto or any business deemed strategically desirable by the Borrower in good faith in connection therewith.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
(f) survey exceptions, title exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(g) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business, including of intellectual property;
(h) customary Liens in favor of trustees and escrow agents, Liens to secure cash management services or to implement pooling arrangements and netting and setoff rights, banker’s liens and the like in favor of financial institutions, depositories, securities intermediaries and counterparties to financial obligations and instruments;
(i) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;
(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods; and
(k) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holder Group” means any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii), (iii), (iv) and (v) of the definition of “Permitted Holders” and that, directly or indirectly, hold or acquire beneficial ownership of the voting stock of the Borrower, so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable voting rights, in the case of any Permitted Holders specified in clauses (i), (ii), (iii), (iv) and (v) of the definition of “Permitted Holders”) and (2) no person or other “group” (other than Permitted Holders specified in clauses (i), (ii), (iii), (iv) and (v) of the definition of “Permitted Holders”) beneficially owns more than 40% on a fully diluted basis of the voting stock held by the Permitted Holder Group.
“Permitted Holders” means, at any time, each of (i) Daniel Gilbert, his spouse, children (natural or adopted), lineal descendants or the estates, heirs, executors, personal representatives, successors or administrators upon or as a result of the death, incapacity or incompetency of such Person, or any trust established for the benefit of (or any charitable trust or non-profit entity established by) any Gilbert family member mentioned in this clause (i), or any trustee, protector or similar person of such trust or non-profit entity or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Permitted Holder mentioned in this clause (i), (ii) Jay Farner, his spouse, children (natural or adopted), lineal descendants or heirs, or any trust established for the benefit of (or any charitable trust or non-profit entity established by) any Farner family member mentioned in this clause (ii), or any trustee, protector or similar person of such trust or non-profit entity or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Permitted Holder mentioned in this clause (ii), (iii) [reserved], (iv) any person that has no material assets other than the capital stock of the Borrower and any direct or indirect parent of the Borrower and, directly or indirectly, holds or acquires 100% of the total voting power of the voting stock of the Borrower, and of which no other person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders, holds more than 40% of the total voting power of the voting stock thereof (unless the other Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the board of directors or equivalent governing body of the Borrower), (v) any New Parent and its Subsidiaries, (vi) any person who is acting solely as an underwriter in connection with a public or private offering of equity interests of the Borrower or any of its direct or indirect parent companies, acting in such capacity and (vii) any Permitted Holder Group.
“Permitted Personal Loan Facility Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries under a Personal Loan Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Personal Loan Facility Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Permitted Personal Loan Facility Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Personal Loan Facility Indebtedness shall be deemed not to be Permitted Personal Loan Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of the covenant restricting incurrence of Indebtedness, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Permitted Refinancing Indebtedness” means an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, prepay, defease, retire, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) in whole or in part then outstanding Indebtedness in an amount (after deduction of any original issue discount) not to exceed the principal amount of the Indebtedness so refinanced, plus premiums, accrued interest, fees and expenses; provided that, (A) in case the Indebtedness to be refinanced is Subordinated Debt, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Revolving Facility at least to the extent that the Indebtedness to be refinanced is subordinated to the Revolving Facility and (B) the new Indebtedness does not have a stated maturity prior to the earlier of (x) the stated maturity of the Indebtedness to be refinanced and (y) 91 days following the final scheduled maturity of the Revolving Facility (provided that this subclause (B) will not apply to any refunding or refinancing of any secured Indebtedness).

“Permitted Residual Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries under a Residual Funding Facility; provided that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of the covenant restricting incurrence of Indebtedness, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided (i) that in connection with any Securitization, any Warehousing Indebtedness or other Funding Indebtedness used to finance the purchase, origination or pooling of any Receivables or other asset subject to such securitization is repaid in connection with such securitization to the extent of the net proceeds received by the Borrower and its Subsidiaries from the applicable Securitization Entity or other purchaser of Receivables, Securitization Securities or other Financeable Assets, and (ii) the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries (other than any Securitization Entity) to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties, and covenants, and misapplication and customary indemnities in connection with such transactions and excluding recourse in the form of Liens on the Equity Interests of a Securitization Entity) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of the covenant restricting incurrence of Indebtedness, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries incurred under a Servicing Advance Facility; provided however, that the excess (determined as of the most recent date for which internal financial statements are available), if any of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of the covenant restricting incurrence of Indebtedness, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Permitted Warehousing Indebtedness” means Warehousing Indebtedness; provided however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehousing Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Subsidiaries to satisfy claims with respect to such Warehousing Indebtedness (excluding recourse for carve-out matters such as fraud, misappropriation, breaches of representations, warranties and covenants and misapplication and customary indemnities in connection with such transactions) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets which secure such Warehousing Indebtedness shall not be Permitted Warehousing Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions of the covenant restricting incurrence of Indebtedness, except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Loan Facility” means any funding arrangement with lenders collateralized in whole or in part by personal loans under which advances are made to the Borrower or any of its Subsidiaries based on such collateral.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Preferred Stock” means, with respect to any Person, any and all Equity Interests which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Equity Interests of such Person.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Compliance” means compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualified Subordinated Indebtedness” means, with respect to any Person, all unsecured Indebtedness of such Person, for borrowed money, that is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by the Administrative Agent), in form and substance satisfactory to the Administrative Agent, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Administrative Agent and the Lenders under the Loan Documents and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by the Administrative Agent, restrictions on amendments without the consent of the Administrative Agent, non-petition provisions and maturity date or dates for any principal thereof at least 12 months after the Maturity Date.
“Rating Agency” means each of S&P, Moody’s and Fitch.
“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Borrower in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) the face value of such asset and (y) the market value of such asset as determined by the Borrower in accordance with the agreement governing the applicable Warehousing Indebtedness or Permitted Residual Indebtedness, as the case may be (or, if such agreement does not contain any related provision, as determined by senior management of the Borrower in good faith); provided however, that the Realizable Value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Borrower or any of its Subsidiaries shall be the minimum price payable to the Borrower or such Subsidiary for such asset pursuant to such contractual commitment.
“Receivables” means mortgage loans and other mortgage related receivables arising in the ordinary course of business, together with any assets related thereto that are of the type transferred in connection with securitization transactions involving assets such as, or similar to, such Receivables, and any collections or proceeds of any of the foregoing, including all collateral securing such Receivables, all contracts and contract rights, security interests, financing statements or other documentation in respect of such Receivables, all general intangibles under or arising out of or relating to such Receivables and any guarantees, indemnities, warranties or other obligations in respect of such Receivables; provided however, that (i) for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date and (ii) “Receivables” shall exclude Residual Interests and Servicing Advance Receivables.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Reference Owner” has the meaning assigned to such term in the definition of “Highest Owner Tax Amount.”
“Reference Period” has the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio.”
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator or, in each case, any successor thereto.
“REO Asset” of a person means a real estate asset owned by such person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Receivable or Servicing Advance Receivable.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.01 or the Commitments terminating or expiring, Lenders having Revolving Credit Exposures and Unfunded Commitments representing more than [***] of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, Lenders having Revolving Credit Exposures representing more than [***] of the Total Revolving Credit Exposure at such time.
“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Borrower or any Subsidiary secured by Residual Interests.
“Residual Interest” means (i) any residual, subordinated, reserve accounts and ownership, participation or equity interest held by the Borrower or a Subsidiary in Securitization Entities and/or Warehousing Facility Trusts or their assets, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP or (ii), with respect to any Securitization Entity, the residual right (which may be represented by an equity interest or a subordinated debt obligation of such entity) owned or held by the Borrower or a Subsidiary (other than a Securitization Entity) to receive cash flows from the Financeable Assets sold to such Securitization Entity in excess of amounts needed to pay principal of, interest on and other amounts in respect of Securitization Indebtedness of such entity, servicing expenses of such entity, costs in respect of hedging obligations of such entity (if any) and other fees and obligations in respect of the third-party securities issued by such entity and secured by such Financeable Assets.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests and (b) any repayment, redemption, repurchase, defeasance, retirement or any payment with respect to any Subordinated Debt.
“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans at such time.
“Revolving Facility” means the Commitments and the Revolving Loans made thereunder.

“Revolving Loan” means a Loan made pursuant to Section 2.03 and any Incremental Revolving Loan.
“RHS” means the Rural Housing Service of the Rural Development Agency of the United States Department of Agriculture or any successor.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business (or any successor thereto).
“Sanctioned Country” means, at any time, a country, region or territory which is the target of comprehensive Sanctions (at the time of this Agreement, Crimea and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more by, or controlled by, any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission of the United State of America.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization” means a public or private transfer, pledge, re-pledge, sale or financing, on a fixed or revolving basis, (collectively, “financing”) of (i) Servicing Advances, (ii) mortgage loans, (iii) installment contracts, (iv) deferred servicing fees, (v) warehouse loans secured by mortgage loans, (vi) mortgage backed and other asset backed securities, including interest only securities, and Securitization Securities, (vii) dealer floorplan loans, (viii) other loans and related assets, and/or (ix) other receivables (including, but not limited to, Receivables), Residual Interests, REO Assets, other Financeable Assets, collections or proceeds of any of the foregoing or similar assets (or any interests in any of the foregoing or in Securitization Entities owning any of the foregoing, including, but not limited to, Securitization Securities) and any other asset capable of being securitized or transferred, pledged, re-pledged or sold in connection with

Securitizations (clauses (i)-(ix) above, collectively, the “Securitization Assets”), in each case where such financing of Securitization Assets is done in a manner by which the Borrower or any of its Subsidiaries directly or indirectly securitizes a pool of Securitization Assets including, but not limited to, any such transaction involving the sale, transfer, contribution, pledge or re-pledge of Securitization Assets to a Securitization Entity or the issuance by a Securitization Entity of Securitization Securities that are used to directly or indirectly finance Securitization Assets.
“Securitization Assets” has the meaning specified in the definition of “Securitization.”
“Securitization Entity” means (i) any Warehousing Facility Trust, and any other person (whether or not a subsidiary of the Borrower) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations, net interest margin securities, certificates of beneficial or participation interests or other Securitization Securities), (ii) any special purpose subsidiary established for the purpose of selling, depositing, or contributing Securitization Assets into a person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Borrower, and (iii) any special purpose subsidiary of the Borrower formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such subsidiary is an issuer of securities; provided that such person is not an obligor with respect to any Indebtedness of the Borrower other than under Credit Enhancement Agreements.
“Securitization Indebtedness” means (i) Indebtedness (including Securitization Securities) of the Borrower or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations and (ii) any Indebtedness (including Securitization Securities) consisting of advances or other loans made to the Borrower or any of its Subsidiaries based upon securities (including Securitization Securities) issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Borrower or any of its Subsidiaries. Without limiting the foregoing, it is expressly understood and agreed that each of the following transactions are Securitization Indebtedness: (i) the sale of loans to Fannie Mae, Freddie Mac, or the Federal Home Loan Bank, (ii) the issuance of securities by the Borrower or a Subsidiary under one of Ginnie Mae’s mortgage backed securities programs, including a home equity conversion mortgage program, and (iii) liabilities associated with the Borrower or its Subsidiaries’ Home Equity Conversion Mortgage loan inventory where the securitization of such loan inventory does not meet the GAAP criteria for sale treatment; provided that the foregoing transactions shall be deemed to be Securitization Indebtedness only to the extent that such transactions continue to satisfy the terms described in the first sentence of this definition.
“Securitization Securities” means, with respect to any Securitization, Funding Indebtedness, permitted refinancing indebtedness, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership or participation interests in an entity or in a pool or pools of Financeable Assets, or any interest in any of the foregoing or other securities issued, sold, pledged or re-pledged by the Borrower, the relevant subsidiary or Securitization Entity to banks, investors, other financing sources, the Borrower or its Subsidiaries.

“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Borrower or any of its Subsidiaries based on such collateral.
“Servicing Advance Receivables” means rights to collections under mortgage related receivables of or other rights to reimbursement of Servicing Advances that the Borrower or a Subsidiary of the Borrower has made in the ordinary course of business and on customary industry terms.
“Servicing Advances” means advances made by the Borrower or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Borrower or any of its Subsidiaries otherwise advances in its capacity as servicer.
“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Notes” means any senior notes issued by the Borrower or Rocket Mortgage and any refinancing thereof.

“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities (including obligations to repurchase any Financeable Assets sold in such securitization and any margin calls under any Warehousing Facilities or MSR Facilities) entered into by the Borrower or a Subsidiary (other than a Securitization Entity) in connection with Funding Indebtedness or MSR Indebtedness.
“Subordinated Debt” means any Indebtedness of the Borrower which is subordinated in right of payment to the Loans, pursuant to a written agreement to that effect.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Syndication Agents” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A. in their capacities as syndication agents hereunder.
“Tangible Net Worth” means, with respect to the Borrower and its Subsidiaries at any date, the excess of the total assets over the total liabilities of the Borrower and its Subsidiaries on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the Borrower’s financial statements less the sum of the following (without duplication): (a) the book value of all investments (including loans to) in non-consolidated subsidiaries, and (b) any other assets of the Borrower and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses. Notwithstanding the foregoing, Mortgage Servicing Rights shall be included in the calculation of total assets.
“Tax Amount” means the Highest Owner Tax Amount divided by such Reference Owner’s proportionate direct or indirect economic ownership interest in the Borrower.
“Tax Distributions” means, (A) in respect of any taxable period for which the Borrower is treated as a partnership (or other pass-through entity) or disregarded entity for U.S. federal and/or applicable state, local or foreign tax purposes except in the case in which the Borrower is treated as a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any owners of the Borrower in an amount not to exceed each owner’s proportionate share of the Tax Amount or (B) in respect of any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Borrower in an amount not to exceed the amount of any U.S. federal, state, local or foreign taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.
“Term SOFR Determination Day” has the meaning assigned to such term under the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Total Net Corporate Indebtedness Ratio” means the ratio of Net Corporate Indebtedness of the Borrower and its Subsidiaries to Tangible Net Worth of the Borrower and its Subsidiaries.

“Total Net Leverage Ratio” means the ratio of Net Indebtedness of the Borrower and its Subsidiaries to Tangible Net Worth of the Borrower and its Subsidiaries.
“Total Revolving Credit Exposure” means, at any time, the outstanding principal amount of the Revolving Loans at such time.
“Total Shareholders’ Equity” means, at any date of determination, the consolidated shareholders’ equity of the Borrower and its Subsidiaries, calculated excluding (a) any amounts attributable to Disqualified Equity Interests, (b) treasury stock, (c) the cumulative effect of a change in accounting principles and (d) any non-controlling interest owned by any Person in any Subsidiary of the Borrower.
“Transaction Date” has the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio.”
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Credit Exposure.
“Unrestricted Cash” means the unencumbered and unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 3.14 and 6.04 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“VA” means the U.S. Department of Veterans Affairs or any successor department or agency.
“Warehousing Facility” means any financing arrangement of any kind, including financing arrangements in the form of purchase facilities, repurchase facilities, early purchase facilities, early buyout facilities, required modification buyout facilities, re-pledge facilities, loan agreements, note and/or other security issuance facilities and commercial paper facilities (and excluding, in all cases, Securitizations), with a financial institution or other lender (including, but not limited to, any GSE) or purchaser, in each case exclusively to finance or refinance (i) the purchase, origination, pooling or funding of Receivables or other Financeable Assets by the Borrower or any Subsidiary prior to sale to a third party, (ii) Servicing Advances, (iii) the carrying of REO Assets related to Receivables or other Financeable Assets, (iv) funded debt draws with respect to mortgages that have not yet cleared (drafts payable) that will be funded by such facility, or (v) Financeable Assets in any other manner; provided that such purchase, origination, pooling, funding, refinancing, carrying and/or draw is in the ordinary course of business.
“Warehousing Facility Trusts” means any person (whether or not a subsidiary of the Borrower) established for the purpose of issuing notes or other securities (including, but not limited to, Securitization Securities) or holding, pledging or repledging any of the assets described in clauses (i) through (iv) below, or interests therein or pledges thereof, or entering into a Warehousing Facility with the Borrower or a Subsidiary, in each case in connection with a Warehousing Facility, which notes and securities are backed by, or represent interests in, (i) loans, mortgage-related securities, Financeable Assets or other receivables originated or purchased by, and/or contributed to, such person from the Borrower or any subsidiary of the Borrower; (ii) specified Servicing Advances originated or purchased by, and/or contributed to, such person from the Borrower or any subsidiary of the Borrower; (iii) the carrying of REO Assets related to loans and other receivables originated or purchased by, and/or contributed to, such person from the Borrower or any subsidiary of the Borrower; or (iv) interests in other Warehousing Facility Trusts.
“Warehousing Indebtedness” means Indebtedness in connection with a Warehousing Facility.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to Type (e.g., a “Term Benchmark Borrowing”).
SECTION 1.03.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.Accounting Terms; GAAP.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other

Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05.Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06.[Reserved].
SECTION 1.07.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08.Separate Administrative Account for any ECR Lenders. The Administrative Agent may, in its discretion, establish for each ECR Lender a separate account (each, an “ECR Lender Account”) solely to track payments otherwise due and owing hereunder for the account of such ECR Lender that are subject to potential payment offset in accordance with and subject to the terms and conditions of such ECR Lender’s Earnings Credit Agreement. For the avoidance of doubt, any ECR Lender Account the Administrative Agent may choose to establish is solely for the administrative convenience of the Administrative Agent and the other parties to the relevant Earnings Credit Agreement in effecting the terms hereof and thereof.

ARTICLE II

The Credits
SECTION 2.01.Commitments. Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.Loans and Borrowings.
(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Revolving Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.[Reserved].
SECTION 2.05.[Reserved].
SECTION 2.06.[Reserved].
SECTION 2.07.Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly (and in no event later than 4:00 p.m., New York City time) crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.Interest Elections.
(a)Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Financial Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.
(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall, if not repaid, be continued as a Term Benchmark Revolving Borrowing with an Interest Period of the same duration as the Interest Period then ended. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.Termination and Reduction of Commitments.
(a)Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) any Lender’s Revolving Credit Exposure would exceed its Commitment or (B) the sum of the Total Revolving Credit Exposure would exceed the total Commitments.
(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10.Repayment of Loans; Evidence of Indebtedness.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof (which may, in the case of clause (iii), be separately maintained in an ECR Lender Account for each ECR Lender).
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
SECTION 2.11.Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.
SECTION 2.12.Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Unfunded Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day of each of March, June, September and December and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)[Reserved].
(d)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, [***] plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, [***] plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.Alternate Rate of Interest.
(a)Subject to clauses (b), (d), (e), (f) and (g) of this Section 2.14, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the Term SOFR Rate, as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)the Administrative Agent is advised by the Required Lenders prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Term SOFR Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new written Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any written Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing instead be deemed to be a written Interest Election

Request or a Borrowing Request, as applicable, for an ABR Borrowing. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Term SOFR Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new written Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an ABR Loan ; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)[Reserved].
(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an ABR Loan.
SECTION 2.15.Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender; or
(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.
SECTION 2.16.Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17.Withholding of Taxes; Gross-Up Payments Free of Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(c)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the

Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
SECTION 2.18.Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.19.Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the

Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(c)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

(d)In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21.Incremental Revolving Facilities.
(a)The Borrower may, on no more than five occasions, pursuant to an Increased Commitment Supplement increase the aggregate amount of the Commitments (the commitment of any Lender to provide such increase, an “Incremental Revolving Commitment” and such increase, an “Incremental Revolving Facility” and any loans made pursuant to an Incremental Revolving Facility, “Incremental Revolving Loans”) in an aggregate outstanding principal amount not to exceed [***], which increase shall be requested in Dollars.
(b)Each Incremental Revolving Facility shall be subject to the following provisions:
(i)each Incremental Revolving Commitment must be in an aggregate amount equal to any integral multiple of $5,000,000 and not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability for Incremental Revolving Facilities under the limit set forth above),
(ii)except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Revolving Commitment, and the determination to provide any Incremental Revolving Commitment shall be within the sole discretion of such Lender,
(iii)no Incremental Revolving Facility, Incremental Revolving Commitment or Incremental Revolving Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Revolving Commitment,
(iv)the terms and conditions of any Incremental Revolving Facility shall be identical to the existing Revolving Loans and Commitments (other than with respect to fees) and, for purposes of this Agreement and the other Loan Documents, all Revolving Loans made under any Incremental Revolving Commitment shall be deemed to be Revolving Loans,
(v)to the extent applicable, any fees payable in connection with any Incremental Revolving Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Revolving Facility,
(vi)no Incremental Revolving Facility may be guaranteed by any Person that does not guarantee the existing Revolving Loans and Commitments and no Incremental Revolving Facility shall be secured,
(vii)the proceeds of any Incremental Revolving Facility shall be used for general corporate purposes and any other use permitted by this Agreement, and
(viii)(A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Revolving Facility and (B) the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, all respects) on and as of the date of the effectiveness of such Incremental Revolving Facility after giving effect to the Loans made on such date, except to the extent such representations and warranties specifically relate to any earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).
(c)Incremental Revolving Commitments may be provided by any existing Lender, or by one or more new banks, financial institutions or other entities that are not Ineligible Institutions (any such other lender, a “New Lender”); provided that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant New Lender’s provision of Incremental Revolving Commitments.
(d)Each Lender or New Lender providing a portion of any Incremental Revolving Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Increased Commitment Supplement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Revolving Commitment. On the effective date of such Incremental Revolving Commitment, each New Lender shall become a Lender for all purposes in connection with this Agreement.
(e)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Increased Commitment Supplement and/or any amendment to this Agreement and/or to any other Loan Document as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.21.
(f)This Section 2.21 shall supersede any provision in Section 9.02 to the contrary.
(g)Each increase and addition consummated under this Section 2.21 shall be effective upon the delivery of an Increased Commitment Supplement (herein so called) executed by the Borrower, the Administrative Agent and the Lenders willing to increase their respective Commitments and/or the New Lenders (if any).
ARTICLE III

Representations and Warranties
The Borrower and each Guarantor represents and warrants to the Lenders that:
SECTION 3.01.Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.Authorization; Enforceability. The Transactions are within the Loan Parties’ corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (unless the failure to obtain such consents or approval will not have a Material Adverse Effect), (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, unless such violation or default will not have a Material Adverse Effect and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Borrower or any of its Subsidiaries.
SECTION 3.04.Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2025 and (ii) its unaudited consolidated balance sheet and statements of income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2026, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)Since December 31, 2025, there has been no Material Adverse Change with respect to the Borrower and its Subsidiaries, taken as a whole.
SECTION 3.05.Properties.
(a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as set forth on Schedule 3.06 (the “Disclosed Matters”)) or (ii) that involve this Agreement or the Transactions.
(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability,

(iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07.Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
SECTION 3.08.Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.Disclosure.
(a)None of the reports, lender presentations, information memorandum, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains, at the time furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.12.Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, its employees and agents (when acting in their role as directors, officers, employees and agents), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or, to the Borrower’s knowledge, employees or (b) to the Borrower’s knowledge, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other Transaction contemplated by this Agreement will violate any Anti-Corruption Law or Sanctions applicable to any party hereto.
SECTION 3.13.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 3.14.Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
SECTION 3.15.Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than [***] of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.16.Solvency. The Borrower and its Subsidiaries, taken as a whole, are Solvent.
SECTION 3.17.Subsidiaries. Schedule 3.17 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.
SECTION 3.18.Employee Matters. None of the Borrower or its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (b) no strike, work stoppage or other labor controversy in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) no violation of any laws or regulations, foreign or domestic, with respect to any employee, union or related matters by the Borrower or its Subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
SECTION 3.19.Approved Company. The Borrower and applicable Subsidiaries each have all requisite Agency Approvals and are in good standing with each Agency, to the extent necessary to conduct their business as then being conducted.

ARTICLE IV

Conditions
SECTION 4.01.Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, in form and substance acceptable to the Administrative Agent and covering matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, and the authorization of this Agreement and the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 4.02.
(e)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses and fees of counsel to the Administrative Agent and the Lenders required to be reimbursed or paid by the Borrower.
(f)[Reserved].
(g)(i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 Business Days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(h)All governmental and third-party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.
(i)[Reserved].

(j)All commitments under that certain Revolving Credit Agreement dated as of April 30, 2025 among the Borrower, Rocket Mortgage, the guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”) shall have been terminated, and all principal of and interest on any loans outstanding and other amounts owing thereunder shall have been paid in full.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on July 16, 2026 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). Subject to the occurrence of the Effective Date, (i) the “Commitments” (as defined in the Existing Credit Agreement) of the lenders under the Existing Credit Agreement in effect immediately prior to the effectiveness of this Agreement shall terminate pursuant to Section 2.09 thereof and (ii) the Commitments of the Lenders shall be as set forth in Schedule 2.01A. The Lenders that are also party to the Existing Credit Agreement, comprising the “Required Lenders” as defined therein, hereby waive any requirement of notice of termination of the commitments pursuant to Section 2.09(c) of the Existing Credit Agreement and waive any additional notice or other requirements that might apply to such termination to the extent necessary to give effect to the foregoing.
SECTION 4.02.Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.
(b)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
(c)The Borrower shall be in Financial Covenant Compliance at the time of and immediately after giving effect to such Borrowing, and the Administrative Agent shall have received a certificate, dated as of the date of such Borrowing and signed by the President or a Financial Officer of the Borrower, certifying to the Financial Covenant Compliance.
(d)The Borrower shall have delivered a Borrowing Request by the deadlines specified in Section 2.03.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Loan Parties covenant and agree with the Lenders that:

SECTION 5.01.Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)within the earlier of (x) 120 days after the end of each fiscal year of the Borrower and (y) the date by which the Borrower is required by the SEC to file such financial statements (including any period as would be permitted by Rule 12b-25 under the Exchange Act or any special order of the SEC) (commencing with the fiscal year ending December 31, 2026), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within the earlier of (x) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (y) the date by which the Borrower is required by the SEC to file such financial statements (including any time period as would be permitted by Rule 12b-25 under the Exchange Act or any special order of the SEC) (commencing with the fiscal quarter ended June 30, 2026), its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the Financial Covenants set forth in Section 6.10, whether or not such Financial Covenants are required to be tested, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited or unaudited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange;
(e)[reserved];
(f)promptly following any request therefor, copies of accountant letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary;
(g)promptly after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Credit Rating, written notice of such rating change; provided that failure to provide such notice shall not be a Default or Event of Default; and

(h)promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
The financial statements, information and other documents required to be provided pursuant to Section 5.01(a), (b) or (d) may be those of (i) the Borrower or (ii) any direct or indirect parent of the Borrower (any such entity described in clause (i) or (ii), a “Reporting Entity”), so long as in the case of clause (ii) either (1) such direct or indirect parent of the Borrower shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than its direct or indirect ownership of all of the Equity Interests in, and its management, of the Borrower or (2) if otherwise, the financial information so delivered shall be accompanied by the consolidating financial statements of the Borrower and its Subsidiaries prepared in accordance with GAAP and a reasonably detailed description of the material quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.
If at any time the Borrower or any direct or indirect parent of the Borrower has made a good faith determination to file a registration statement with the SEC with respect to a public offering of such entity’s capital stock, the Borrower will not be required to disclose any information or take any actions that, in the good faith view of the Borrower, would violate the securities laws or the SEC’s “gun jumping” rules.

Notwithstanding the foregoing, (a) neither the Borrower nor another Reporting Entity will be required to deliver any information, certificates or reports that would otherwise be required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (b) such reports will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 (or any successor provision, including Rule 13-01 and Rule 13-02) of Regulation S-X or include any exhibits or certifications required by Form 10-K, Form 10-Q or Form 8-K (or any successor or comparable forms) or related rules under Regulation S-K and (c) such reports shall be subject to exceptions, exclusions and other differences consistent with the presentation of financial and other information to the Lenders prior to the date of this Agreement and shall not be required to present compensation or beneficial ownership information.
SECTION 5.02.Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)the occurrence of any Default;
(b)the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Significant Subsidiary as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(d)notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(e)the cessation by a credit rating agency of, or its intent to cease, rating the Borrower’s debt; provided that failure to provide such notice shall not be a Default or Event of Default; and
(f)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section (i) shall be in writing and (ii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, including the Borrower’s eligibility as lender, seller/servicer and issuer described under Section 5.09; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
SECTION 5.05.Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and except if failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06.Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon at least 3 Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07.Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08.Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09.Approved Company. To the extent previously approved and necessary for the Borrower and any applicable Subsidiary to conduct their business in all material respects as it is then being conducted, the Borrower and applicable Subsidiaries shall each maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, with Ginnie Mae as an approved issuer and an approved servicer, and as an RHS lender and an RHS servicer in each case in good standing (each such approval, an “Agency Approval”); provided that, should the Borrower or any applicable Subsidiary decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval, but including an Agency ceasing to exist), the Borrower shall notify the Administrative Agent in writing. Should the Borrower or any applicable Subsidiary, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, the Borrower shall so notify the Administrative Agent promptly in writing. Notwithstanding the previous sentence and to the extent previously approved, the Borrower and applicable Subsidiaries shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement.
ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Loan Parties covenant and agrees with the Lenders that:
SECTION 6.01.Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness (including Preferred Stock of the Subsidiaries), except:
(a)Indebtedness created hereunder;
(b)Indebtedness existing or committed on the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof above the balances outstanding as of the Effective Date; provided that any material Indebtedness in excess of $25,000,000 is set forth in Schedule 6.01.
(c)Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;
(d)Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;
(e)Indebtedness of the Borrower or any Subsidiary incurred to finance the development, acquisition, construction, purchase, lease, repair, maintenance or improvement of any fixed or capital assets (real or personal, including but not limited to, assets consisting of Financeable Assets, mortgage related securities or derivatives, consumer receivables, and other similar assets (or any interests in any of the foregoing), and whether through the direct purchase of assets or the Equity Interest of any person owning such assets), including Capital Lease Obligations and purchase money indebtedness and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 365 days after the consummation of such development, acquisition, construction, purchase, lease, repair, maintenance or improvement;
(f)Funding Indebtedness;
(g)MSR Indebtedness, provided that the aggregate principal amount of drawn MSR Indebtedness on a cumulative basis as of the date of testing does not exceed [***] of the total value of all MSRs as of such date (provided that such testing shall only be made upon each drawdown of MSR Indebtedness, and not on an ongoing basis);
(h)Indebtedness incurred from borrowings by the Borrower and its Subsidiaries from RHI II, LLC (or any successor entity of RHI II, LLC);
(i)Indebtedness so long as, after giving effect to the incurrence of such indebtedness on a pro forma basis, either (x) the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries is at least [***] or (y) the Debt-to-Equity Ratio of the Borrower and its Subsidiaries is no greater than [***];

(j)Indebtedness in connection with an acquisition of a Permitted Business or of assets to be used in a Permitted Business (including Financeable Assets) or Acquired Debt (including in each case through a merger otherwise permitted under this Agreement) in an aggregate principal amount at any time outstanding under this clause (j) not to exceed (1) the greater of (x) [***] and (y) [***] of Consolidated Total Assets and (2) an amount that after giving effect to such acquisition or merger or other transaction (x) the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries would be no less than immediately prior to the incurrence of such Indebtedness or (y) the Debt-to-Equity Ratio of the Borrower and its Subsidiaries would be no greater than immediately prior to the incurrence of such Indebtedness, in each case on a pro forma basis;
(k)Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount of up to [***] of the net cash proceeds received by the Borrower after the Effective Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower to the extent that (i) such net cash proceeds has not been applied to permitted payments under Section 6.07 and (ii) such net cash proceeds do not constitute proceeds received from the initial public offering of the Borrower;
(l)Indebtedness under Hedging Agreements;
(m)unsecured Indebtedness;
(n)Indebtedness of the Borrower or any Subsidiary with respect to (i) performance, bid, appeal, customs or surety bonds and completion guarantees in the ordinary course of business or in connection with judgments that do not result in an Event of Default, obligations in respect of any workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, payment obligations in connection with self-insurance, or similar requirements, including letters of credit and bankers’ acceptances supporting any of the foregoing or anything else that is not Indebtedness, or supporting any of the following items in clauses (ii) or (iii), (ii) financing insurance premiums or (iii) indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;
(o)to the extent otherwise constituting Indebtedness, Indebtedness deemed to exist as a result of Standard Securitization Undertakings or Credit Enhancement Agreements;
(p)Non-Recourse Indebtedness;
(q)to the extent otherwise constituting Indebtedness, obligations arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, including, but not limited to, any Servicing Advances, Mortgage Servicing Rights, Receivables, mortgage related securities or derivatives, consumer receivables, REO Assets, Residual Interests, other Financeable Assets and other similar assets (or any interests in any of the foregoing) purchased or originated by the Borrower or any of its Subsidiaries arising in the ordinary course of business;
(r)to the extent constituting Indebtedness, Indebtedness under Excess Spread Sales incurred in the ordinary course of business;
(s)Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity in the ordinary course of business or for the purpose of relieving the Borrower or a Subsidiary of the administrative expense of servicing such Securitization Entity;
(t)Indebtedness in respect of netting services, overdraft protections, automated clearing house transactions, and otherwise in connection with treasury and/or cash management services, including, but not limited to, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services;
(u)guarantees by the Borrower or any of its Subsidiaries to owners of servicing rights in the ordinary course of business;
(v)Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which are related to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Borrower and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; and
(w)Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to Section 6.01(a), (b), (e), (i), (j) or (k).
SECTION 6.02.Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (including on Equity Interests of the Subsidiaries), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Encumbrances;
(b)any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided further that any material Liens in excess of $25,000,000 are set forth in Schedule 6.02.
(c)Liens on fixed or capital assets developed, acquired, constructed, purchased, leased, repaired, maintained or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 365 days after the consummation of such development, acquisition, construction, purchase, lease, repair, maintenance or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
(d)(i) Liens (including on Equity Interests of Securitization Entities) securing Permitted Warehousing Indebtedness, Permitted Securitization Indebtedness, Permitted Servicing Advance Facility Indebtedness, Permitted Residual Indebtedness and Indebtedness under Credit Enhancement Agreements and (ii) Liens on Residual Interests, Securitization Assets, any intangible contract rights and other accounts, documents, records and assets directly related to the foregoing assets and the proceeds thereof incurred in connection with any Securitization not covered by clause (i) securing obligations in respect of Securitization Securities; provided, however, that recourse to such Residual Interests, Securitization Assets, intangible contract rights and other accounts, documents, records and assets described in this clause (ii) is limited in a manner consistent with Standard Securitization Undertakings and the ratio of the amount of such Residual Interests to the amount of such Securitization Securities is not significantly greater than the ratio of sellers’ retained interests to the financed portion of assets in similar securitization transactions;

(e)Liens securing MSR Indebtedness;
(f)Liens securing Indebtedness of the Borrower or any Subsidiary incurred under Section 6.01(j);
(g)Liens securing Hedging Agreements;
(h)other Liens securing Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not exceeding at any time the greater of (x) [***] and (y) [***] of Consolidated Total Assets;
(i)Liens on Financeable Assets or any part thereof or interests therein, assets originated, acquired or funded with the proceeds of the Indebtedness secured by such assets, any intangible contract rights and other accounts, documents, records and other property or rights directly related to the foregoing assets and any proceeds thereof and rights under related hedging obligations (and, in the case of any Funding Indebtedness, cash, restricted accounts or securities held in any account with the counterparty to the applicable facility pledged to secure such facility) and Standard Securitization Undertakings, securing any Funding Indebtedness of the Borrower or any Subsidiary (and obligations in respect thereof);
(j)Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, including, but not limited to, such Liens that are the subject of an Excess Spread Sale entered into in the ordinary course of business securing obligations under such Excess Spread Sale;
(k)options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like;
(l)Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Borrower and its Subsidiaries;
(m)Liens securing Indebtedness or other obligations of a Subsidiary to the Borrower or another Subsidiary;
(n)Liens arising from the recourse that a GSE may have with respect to an alleged breach of any representation or warranty given to such GSE in respect of, and upon the sale of a Receivable;
(o)Liens securing Non-Recourse Indebtedness so long as such Lien shall encumber only (i) any Equity Interests of the Subsidiary which owes such Indebtedness, (ii) the assets originated, acquired or funded with the proceeds of such Indebtedness and (iii) any intangible contract rights and other accounts, documents, records and other property directly related to the foregoing;
(p)Liens on client deposits securing the obligation to such client;
(q)Liens on spread accounts and credit enhancement assets, Liens on the Equity Interests of Subsidiaries substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;
(r)Liens on cash, cash equivalents or other property arising in connection with the discharge, redemption or defeasance of Indebtedness or pursuant to Customary escrow arrangements pending the release thereof;

(s)Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto, provided that such Liens shall not exceed the amount of such premiums so financed;
(t)Liens securing Indebtedness under Currency Agreements; and
(u)extensions, renewals or replacements of any Liens referred to in Section 6.02(b), (c) or (f) in connection with the refinancing, refunding, extension, renewal, or replacement of the obligations secured thereby, provided that such Lien does not extend to any other property (other than improvements on such property) and, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the amount secured by such Lien is not increased.
SECTION 6.03.Fundamental Changes.
(a)The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may Dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the Borrower may merge into another Person or another person may merge into the Borrower if (x) the Borrower is the surviving Person and (y) the Borrower (1) could incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(i) or (2) has a Debt-to-Equity Ratio equal to or lower than the Debt-to-Equity Ratio of the Borrower immediately prior to such transaction or (3) has a Fixed Charge Coverage Ratio no less than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such transaction; provided the Borrower shall not be required to comply with this subclause (y) if the surviving Person has an investment grade rating and (vi) the Borrower may merge or consolidate with a newly formed or incorporated Affiliate of the Borrower formed or incorporated solely for the purpose of changing the form of organization of the Borrower or reincorporating or reorganizing the Borrower in another state of the United States or may convert into a corporation, partnership or limited liability company, in each case organized in the United States, so long as the amount of Indebtedness of the Borrower is not increased thereby and there are no material adverse tax consequences from such conversion as reasonably determined by the Borrower. For the avoidance of doubt, this Section 6.03(a) shall not apply to any sale, assignment, transfer, conveyance or other disposition of Securitization Assets pursuant to a Securitization and any other Financeable Assets.
SECTION 6.04.Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 6.05.[Reserved].
SECTION 6.06.[Reserved].
SECTION 6.07.Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, unless (a) no Default or Event of Default has occurred and is continuing or shall occur from the making of such Restricted Payment and (b) the Borrower and its Subsidiaries are in Financial Covenant Compliance at the time of and immediately after giving effect to such Restricted Payment. Notwithstanding the foregoing, the Borrower shall be permitted to make Tax Distributions or distributions to pay Parent Expenses at all times.
SECTION 6.08.Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions involving an aggregate payment or consideration in excess of [***] million with, any of its Affiliates, except:
(a)in the ordinary course of business;
(b)at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(c)transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate;
(d)any Restricted Payment permitted by Section 6.07;
(e)transactions pursuant to any contract or agreement or investment (including guarantee) in effect on the Effective Date and set forth on Schedule 6.08, as amended, modified or replaced from time to time, or similar transactions, so long as the amended, modified or new agreements, taken as a whole, are no more disadvantageous to the Lenders in any material respect than those in effect on the Effective Date (as determined by the Borrower in good faith); provided that with respect to the modification, amendment or replacement of any such transaction in existence as of the Effective Date on substantially comparable terms, such threshold shall be calculated only with respect to the amount of any net increase in the value of such transaction as a result of such modification, amendment or replacement rather than the aggregate value;
(f)the payment of reasonable and customary regular fees to directors of the Borrower who are not employees of the Borrower and the provision of customary indemnities to directors, officers or employees of the Borrower and its Subsidiaries in their capacities as such;
(g)transactions, agreements, plans, arrangements or payments pursuant to any employee, officer or director compensation or benefit, travel, relocation or expense advance plans or arrangements;
(h)transactions in connection with any Securitization or Funding Indebtedness;
(i)mortgage loans provided to officers, directors or employees on terms consistent with past practice;
(j)licensing of intellectual property rights (whether as licensor or licensee);
(k)transactions (including pursuant to joint venture agreements) with customers, clients, suppliers, any Person in which the Borrower or any Subsidiary has made an investment or holds an interest as a joint venture partner (and such Person is an Affiliate solely because of such investment or interest) or others that are Affiliates of the Borrower, in each case in the ordinary course of business;
(l)leases of real property entered into in the ordinary course of business on terms not materially less favorable to the Borrower and its Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate (as determined in good faith by management of the Borrower);
(m)sales of Qualified Equity Interests by the Borrower or any Subsidiary and capital contributions to the Borrower from Affiliates;
(n)any transaction in which the Borrower or any Subsidiary delivers to the Administrative Agent a written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm as to (i) the fairness of the transaction to the Borrower and its Subsidiaries from a financial point of view or (ii) that such transaction is not materially less favorable to the Borrower and its Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate; or
(o)any agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Borrower or a Subsidiary and not entered into in contemplation of such acquisition or merger.
SECTION 6.09.[Reserved].
SECTION 6.10.Financial Covenants. The Borrower will not permit, on the last day of each fiscal quarter after the date hereof (each of the clauses (a) through (d) below, a “Financial Covenant”):
(a)Total Net Leverage Ratio. the Total Net Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis to exceed [***];
(b)Total Net Corporate Indebtedness Ratio. the Total Net Corporate Indebtedness Ratio of the Borrower and its Subsidiaries on a consolidated basis to exceed [***];
(c)Minimum Liquidity. Liquidity of the Borrower and its Subsidiaries to be less than [***]; and
(d)Minimum Tangible Net Worth. Tangible Net Worth of the Borrower and its Subsidiaries to be less than [***];
provided that, if no Revolving Loans are outstanding on such last day of each fiscal quarter, the Borrower shall not be required to comply with this Section 6.10 on such day (but without limitation of any independent provision of “Financial Covenant Compliance” as used in this Agreement).
ARTICLE VII

Events of Default
SECTION 7.01.Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of [***];
(c)any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article or the covenants contained in Section 5.01(g) or 5.02(e)) or any other Loan Document, and such failure shall continue unremedied for a period of [***] after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Subsidiary shall fail to make any payment in respect of the principal of any Material Indebtedness when due and payable at the final scheduled maturity of such Material Indebtedness;
(g)any event, condition or default occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary (other than a Securitization Entity) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary (other than a Securitization Entity) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for [***] or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Significant Subsidiary (other than a Securitization Entity) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)the Borrower or any Significant Subsidiary (other than a Securitization Entity) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount equal to or exceeding [***] of Tangible Net Worth of the Borrower shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of [***] during which execution shall not be effectively stayed;
(l)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)a Change in Control shall occur; or
(n)any Loan Party claims in writing that this Agreement or any other Loan Document (or any material provision thereof) is not in full force and effect.
SECTION 7.02.Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Sections 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:
(a)terminate the Commitments, and thereupon the Commitments shall terminate immediately;
(b)declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law.
If an Event of Default described in Sections 7.01(h) or 7.01(i) occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document including any break funding payment or prepayment premium, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.03.Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:
(i)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under

Section 9.03 and amounts pursuant to Section 2.12(b) payable to the Administrative Agent in its capacity as such);
(ii)second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;
(v)fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
ARTICLE VIII

The Administrative Agent
SECTION 8.01.Authorization and Action.
(a)Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)None of any Syndication Agent, any Documentation Agent, any Bookrunner or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(g)The provisions of this Article are solely for the benefit of the Administrative Agent, and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
SECTION 8.02.Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03.Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY BOOKRUNNER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender or by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04.The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.
SECTION 8.05.Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default under Sections 7.01(a), (b), (h) or (i) has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.06.Acknowledgements of Lenders.
(a)Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(iv)    Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(d)The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.
SECTION 8.07.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and each Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Bookrunner and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Arranger, Bookrunner, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)The Administrative Agent, and each Arranger, Bookrunner, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.08.Borrower Communications.
(a)The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(a)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(b)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX

Miscellaneous
SECTION 9.01.Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:
(i)if to the Borrower, to it at Rocket Companies, Inc., [***];
(ii)if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., [***]; and
(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Notices and other communications to the Borrower and the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02.Waivers; Amendments.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
(b)Subject to Section 2.14(b) and (c) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.20(b) or 7.03 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the prior written consent of each Lender, (vii) release all or substantially all of the value of the Guarantees under Article 10, without the written consent of each Lender (except as otherwise permitted herein or in the other Loan Documents) or (viii) amend, modify or waive any condition precedent set forth in Section 4.01 without the consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
(c)If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
SECTION 9.03.Expenses; Limitation of Liability; Indemnity, Etc.
(a)Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Limitation of Liability. To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Arranger, any Bookrunner, any Syndication Agent, any Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, and Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of clause (i), to the extent such Liabilities are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the fraud, willful misconduct, bad faith or gross negligence or material breach of material obligations in this Agreement by such Lender-Related Person; provided that, nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnity. The Borrower shall indemnify the Administrative Agent, each Arranger, each Bookrunner, each Syndication Agent, each Documentation Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the fraud, bad faith, gross negligence, willful misconduct or material breach of material obligations of such Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
SECTION 9.04.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)

(i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower; provided that the Borrower shall be deemed to have consented to an assignment of all or a portion of the Revolving Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further, that (x) Goldman Sachs Bank USA may assign all or a portion of its Revolving Loans and Commitments to Goldman Sachs Lending Partners LLC without consent of the Borrower on 30 days’ prior notice to the Borrower, (y) Atlas (or any of its Affiliates) may assign all or a portion of its Commitments to any Affiliates of Atlas without consent of the Borrower on 30 days’ prior notice to the Borrower and (z) Atlas (or any of its Affiliates) may assign all or a portion of its Revolving Loans to any Affiliates of Atlas without the consent of the Borrower on 5 days’ prior notice to the Borrower; provided that no prior notice shall be required with respect to any assignment of Revolving Loans to a Listed Atlas Assignee so long as the Borrower shall be notified of such assignment within 5 days of such assignment, and that no consent of the Borrower shall be required for an assignment to a Lender or, if an Event of Default under Sections 7.01(a), (b), (h) or (i) has occurred and is continuing, any other assignee;
(B)the Administrative Agent; and
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(a), (b), (h) or (i) has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Ineligible Institution” has the following meanings:
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that the foregoing requirement shall not apply to any participation between Atlas (or any of its Affiliates) and any Affiliates of Atlas, provided further that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such

Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07.Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.
(b)Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding (whether in tort, contract, law or equity) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding (whether in tort, contract, law or equity) relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(d)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), subject to informing the Borrower promptly prior to such disclosure to the extent practicable and not prohibited by applicable law, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, subject to informing the Borrower promptly prior to such disclosure to the extent practicable and not prohibited by applicable law, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty or insurance counterparty (or their respective advisors), to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein or (3) any credit insurance providers or brokers, (h) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, (2) is independently developed by the Administrative Agent or any Lender or any of their Affiliates or (3) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) without notification to any person, to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 9.13.Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES

REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.14.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.No Fiduciary Duty, Etc.
(a)The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party, Arranger, Bookrunner, Syndication Agent and Documentation Agent is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent based on an alleged breach of fiduciary duty by such Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
(b)The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, Arranger, Bookrunner, Syndication Agent and Documentation Agent, together with each of its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent or any of each of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, Arranger, Bookrunner, Syndication Agent, Documentation Agent and each of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent of services for other companies, and no Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party, Arranger, Bookrunner, Syndication Agent or Documentation Agent has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
SECTION 9.16.USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.
SECTION 9.17.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE X

Guaranty
SECTION 10.01.Guaranty.
(a)Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent and Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (the “Guaranteed Obligations”).
(b)Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02).
(c)Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article 10 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(d)The guarantee contained in this Article 10 shall remain in full force and effect until all the Guaranteed Obligations and the obligations of each Guarantor under the guarantee contained in this Article 10 shall have been satisfied by the payment in full of Obligations and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Loan Parties may be free from any Guaranteed Obligations.
(e)To the fullest extent permitted by law, the Administrative Agent and the other Lenders may, at their election, compromise or adjust any part of the Obligations and make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full and the Commitments have been terminated. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be.
SECTION 10.02.Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
SECTION 10.03.No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower, any other Loan Party or any other Guarantor or any guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower, any other Loan Party or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Loan Parties on account of the Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full and the Commitments have not been terminated, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, promptly upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
SECTION 10.04.Amendments, etc. with respect to Guaranteed Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released.
SECTION 10.05.Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article 10 or acceptance of the guarantee contained in this Article 10; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 10; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 10. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, any other Loan Party or any of the Guarantors with respect to the Guaranteed Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, any other Loan Party or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Article 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Loan Party, any other Guarantor or any other Person or against any guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Loan Party, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Loan Party, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
SECTION 10.06.Reinstatement. The guarantee contained in this Article 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any other Loan Party or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Loan Party or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
SECTION 10.07.Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars.
SECTION 10.08.Additional Guarantors. If any Subsidiary shall guarantee any Specified Notes, the Borrower will cause, concurrently with the execution of any such guarantee of Specified Notes, such Subsidiary and only such Subsidiary to become a Guarantor and cause such Subsidiary to execute and deliver a Guarantor Supplement together with such certificates, opinions and other documents with respect to such Subsidiary of the type that were delivered pursuant to Section 4.01 on the Effective Date as reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 10.09.Guarantor Release. Each Guarantor shall be automatically released from the guarantee contained in this Article 10 (i) if such Person ceases to be Subsidiary as a result of a transaction permitted under the Loan Documents and (ii) solely in the case of any Additional Guarantor, if such Person ceases to be an obligor under any Specified Notes or any refinancing Indebtedness in respect thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ROCKET COMPANIES, INC., as the Borrower

By:	/s/ Brian Brown
Name: Brian Brown Title: Chief Financial Officer, President and Treasurer

ROCKET MORTGAGE, LLC, as a Guarantor

By:    /s/ Jay Bray
Name: Jesse “Jay” Bray
Title: Chief Executive Officer and President

MAVERICK MERGER SUB 2, LLC, as a Guarantor

By:    /s/ Brian Brown
Name: Brian Brown
Title: Treasurer and Secretary

REDFIN CORPORATION, as a Guarantor

By:    /s/ Brian Brown
Name: Brian Brown
Title: Treasurer

NATIONSTAR MORTGAGE HOLDINGS LLC, as a Guarantor

By:    /s/ Shawn Solon
Name: Shawn Solon
Title: President
[Signature Page to Revolving Credit Agreement]

HARWOOD INSURANCE SERVICES, LLC, as a Guarantor

By:    /s/ Kurt G. Johnson
Name: Kurt G. Johnson
Title: Executive Vice President and Chief Financial Officer

HOMESELECT SETTLEMENT SOLUTIONS, LLC, as a Guarantor

By:    /s/ Kurt G. Johnson
Name: Kurt G. Johnson
Title: Executive Vice President and Chief Financial Officer

HARWOOD SERVICE COMPANY, LLC, as a Guarantor

By:    /s/ Kurt G. Johnson
Name: Kurt G. Johnson
Title: Executive Vice President and Chief Financial Officer

VERIPRO SOLUTIONS LLC, as a Guarantor

By: Rocket Sunset Holdings, LLC, its managing member

By:    /s/ Shawn Solon
Name: Shawn Solon
Title: Authorized Signatory

HPC INSURANCE AGENCY, LLC, as a Guarantor

By:    /s/ Kurt G. Johnson
Name: Kurt G. Johnson
Title: Executive Vice President and Chief Financial Officer
[Signature Page to Revolving Credit Agreement]

ROCKET MORTGAGE CO-ISSUER, INC., as a Guarantor

By:    /s/ Jay Bray
Name: Jesse “Jay” Bray
Title: Director

ONE MORTGAGE HOLDINGS, LLC, as a Guarantor

By:    /s/ Michael Stidham
Name: Michael Stidham
Title: Manager

ONE REVERSE MORTGAGE, LLC, as a Guarantor

By:    /s/ Michael Stidham
Name: Michael Stidham
Title: Manager

[Signature Page to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Timothy O’Toole
Name: Timothy O’Toole Title: Vice President

[Signature Page to Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Elliott Hartman
Name: Elliott Hartman Title: Vice President

[Signature Page to Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ananda DeRoche
Name: Ananda DeRoche Title: Authorized Signatory

[Signature Page to Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name: Michael King Title: Vice President

[Signature Page to Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nick Brokke
Name: Nick Brokke Title: Executive Director

[Signature Page to Revolving Credit Agreement]

ARC FUNDING 1 TRUST, as a Lender By: AASP Management, LP, its manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel Title: Vice President and AGM General Counsel, Americas

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Patrick Marsh
Name: Patrick Marsh Title: Vice President

[Signature Page to Revolving Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris Title: Managing Director

[Signature Page to Revolving Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Glenn Van Allen
Name: Glenn Van Allen Title: Authorized Signatory

[Signature Page to Revolving Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa Title: Managing Director

By:	/s/ Zara Kamal
Name: Zara Kamal Title: Executive Director

[Signature Page to Revolving Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn Title: Director

[Signature Page to Revolving Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Martin Rohan
Name: Martin Rohan Title: Senior Vice President

[Signature Page to Revolving Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew W. Riebe
Name: Andrew W. Riebe Title: SVP, Managing Director

[Signature Page to Revolving Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Patrick Marsh
Name: Michael Kiss Title: Senior Vice President

[Signature Page to Revolving Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Hays Wood
Name: Hays Wood Title: Managing Director

[Signature Page to Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Trenkmann
Name: Michael Trenkmann Title: Vice President

[Signature Page to Revolving Credit Agreement]

BANK OF MONTREAL, as a Lender

By:	/s/ Joseph Simoneau
Name: Joseph Simoneau Title: Director

[Signature Page to Revolving Credit Agreement]

EVERBANK, N.A., as a Lender

By:	/s/ Patrick Matteson
Name: Patrick Matteson Title: Vice President

[Signature Page to Revolving Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/Joselin A Fernandes
Name: Joselin A Fernandes Title: Director

By:	/s/ Massimo Ippolito
Name: Massimo Ippolito Title: Associate Director

[Signature Page to Revolving Credit Agreement]

Schedule 2.01
Commitments

Lender	Commitments
JPMorgan Chase Bank, N.A.	[***]
Bank of America, N.A.	[***]
Goldman Sachs Bank USA	[***]
Morgan Stanley Senior Funding, Inc.	[***]
Wells Fargo Bank, National Association	[***]
ARC Funding 1 Trust	[***]
Citibank, N.A.	[***]
Mizuho Bank, LTD.	[***]
Royal Bank of Canada	[***]
Banco Santander, S.A., New York Branch	[***]
Barclays Bank PLC	[***]
Citizens Bank, N.A.	[***]
Fifth Third Bank, National Association	[***]
The Huntington National Bank	[***]
Truist Bank	[***]
U.S. Bank National Association	[***]
Bank of Montreal	[***]
EverBank, N.A.	[***]
UBS AG, Stamford Branch	[***]
Total	$2,500,000,000

Schedule 3.06
Disclosed Matters
[***]

Schedule 3.17
Subsidiaries

[***]

Schedule 6.01
[***]

Schedule 6.02
Existing Liens
[***]

Schedule 6.08
Existing Transactions with Affiliates
[***]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Loan Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:        ______________________________
2.    Assignee:        ______________________________
3.    Borrower:         ROCKET COMPANIES, INC.
4.    Administrative Agent:     JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement
5.    Credit Agreement:    The Revolving Credit Agreement dated as of July 16, 2026 among Rocket Companies, Inc., the Guarantors from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.    Assigned Loan Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee, if not an existing Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

1     Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
2     Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
    Title:

[Consented to:
ROCKET COMPANIES, INC.

By________________________________
Title: ]3
3     To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Loan Interest, (ii) the Assigned Loan Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Loan Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Loan Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Loan Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Loan Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Loan Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, any Bookrunner, Syndication Agent or Documentation Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will
Annex 1-1

perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. Without limiting the foregoing, the Assignee represents and warrants, and agrees to, each of the matters set forth in Section 8.06 of the Credit Agreement, including that the Loan Documents set out the terms of a commercial lending facility.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Loan Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Annex 1-2

EXHIBIT B
[Reserved]

B-1

EXHIBIT C
[FORM OF] GUARANTOR SUPPLEMENT
This GUARANTOR SUPPLEMENT (this “Agreement”) is dated as of [●], by and among ROCKET COMPANIES, INC., a Delaware corporation (the “Borrower”), [Name of Subsidiary Guarantor], a [__________] (the “New Subsidiary Guarantor”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, reference is made to that certain Credit Agreement, dated as of July 16, 2026 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent.
WHEREAS, pursuant to Section 10.08 of the Credit Agreement, the Borrower is required to join certain of its Subsidiaries as Guarantors by delivery to the Administrative Agent of a Guarantor Supplement executed by such Subsidiary and the Borrower.
WHEREAS, the Borrower and the New Subsidiary Guarantor desire that the New Subsidiary Guarantor become a Guarantor under the Credit Agreement.
NOW, THEREFORE, the Administrative Agent, the Borrower and the New Subsidiary Guarantor hereby agree as follows:
1.NEW SUBSIDIARY GUARANTOR.
(a)In accordance with Section 10.08 of the Credit Agreement, the Borrower hereby designates the New Subsidiary Guarantor as a “Guarantor” under and for all purposes of the Credit Agreement.
(b)The New Subsidiary Guarantor, in consideration of each Lender’s agreement to extend credit to the Borrower under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Guarantor” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement as fully as if the New Subsidiary Guarantor were an original Guarantor under the Credit Agreement.
(c)The Borrower and the New Subsidiary Guarantor each represent and warrant to the Administrative Agent and the Lenders that this Agreement has been duly executed and delivered by each of the Borrower and the New Subsidiary Guarantor and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law
2.ELECTRONIC EXECUTION.
C-1

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
3.LOAN DOCUMENT.
This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
4.NOTICES.
All notices, requests and demands pursuant hereto shall be made in accordance with Section 9.01 of the Credit Agreement. All communications and notices hereunder to the New Subsidiary Guarantor shall be given to it in care of the Borrower at the Borrower’s address as provided pursuant to Section 9.01 of the Credit Agreement.
5.GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTIONS 9.09 AND 9.10 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS.

[Signature Pages Follow]

    C-2

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ROCKET COMPANIES, INC., as Borrower
By:
Name:
Title:

[NEW SUBSIDIARY GUARANTOR], as the New Subsidiary Guarantor
By:
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

[Signature Page to Guarantor Supplement]

EXHIBIT E-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 16, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROCKET COMPANIES, INC., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]
E-1-1

EXHIBIT E-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 16, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROCKET COMPANIES, INC., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

E-2-1

EXHIBIT E-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 16, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROCKET COMPANIES, INC., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]
E-3-1

EXHIBIT E-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 16, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROCKET COMPANIES, INC., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]
E-4-1